                                                                     EXHIBIT (M)


                  SAMPLE CALCULATION FOR EACH ITEM ILLUSTRATED

The following sample calculations are for the values in year 5, based on the current cost of insurance and current administration charge and a 6% hypothetical rate of return. Values for other years are calculated using the same formulas described below.

CONTRACT VALUE:

The value at the end of year 4 is $2,480.17. The figure for the end of each month t during year 5 is calculated as follows:

CV = [CV    + P (1-0.035) - COI  - 5](1+j) , where
  t     t-1    t               t

      P = Premium paid at beginning of month t (in this example P =75 for all t
       t                                                         t
           in year 5)

                       1/365        1/365  365/12
      j = {(1+igross-E)     [2-(1+M)     ]}      -1  where
          igross = hypothetical rate of return (= 0.06 in this example); E = Arithmetic average of the gross total annual expenses for each subaccount portfolio (= 0.00991714 for this example);
          M = annualized M&E charge = 0.009 Therefore, in this example:

                                  1/365        1/365  365
                 j = {(1+igross-E)     [2-(1+M)     ]}    - 1

                                          1/365            1/365  365/12
                   = {(1+0.06-0.00991714)     [2-(1+0.009)     ]}       - 1
                   = 0.0033313
                 (This calculation of j and the way that j is used in the calculation of CVt shows how the annual investment returns of the subaccounts are derived from the hypothetical gross rates of return, as well as how charges against subaccount assets are deducted from the annual investment returns of the subaccounts.)

      COI =Cost of Insurance for month t, where:
         t

           COI =(RR )(NAR ), where
              t    x     t
                  RR  = risk rate during year x =0.000147571 in this example;
                    x

                  Before age 100, NAR =Net Amount at Risk at beginning of month
                                     t


                  t = DB -P (1-0.035)+5-CV   , where
                        t  t              t-1


                          DB  = larger of:
                            t
                                Principal Sum (which is $150,000 in this

                                example), or (1+CF )(CV   +P (1-0.035)-5), where
                                                  x    t-1  t

                                   CF = tax corridor factor mandated by Internal
                                     x
                                        Revenue Code for year x = 1.50 in this
                                        example


                  After age 100, NAR  = 0 and DB = Contract Value for all t.
                                    t           t

The values calculated during each month of year five for each of the quantities defined above is shown in the table below:

              t          P            NAR            COI            CV
                          t              t              t             t
              0                                                  2,480.17
              1          75        147,452.45        21.76       2,534.20
              2          75        147,398.42        21.75       2,588.42
              3          75        147,344.20        21.74       2,642.83
              4          75        147,289.80        21.74       2,697.42
              5          75        147,235.20        21.73       2,752.21
              6          75        147,180.42        21.72       2,807.18
              7          75        147,125.44        21.71       2,862.35
              8          75        147,070.27        21.70       2,917.71
              9          75        147,014.91        21.70       2,973.26
              10         75        146,959.36        21.69       3,029.01
              11         75        146,903.62        21.68       3,084.95
              12         75        146,847.68        21.67       3,141.08

The value of CV   is the Contract Value shown in the hypothetical illustration
               12
for the end of Policy year 5.

SURRENDER VALUE:

The Surrender Value is the Contract Value ($3,141.08 at the end of year 5, in this example) minus the surrender charge. The surrender charge at the end of year 5 for this hypothetical illustration is calculated as follows:
      Surrender Charge = (0.075)(Sum of all premiums paid during the first 5 years) + (5.98)(Principal Sum)/1000
      = (0.075)(75)(12)(5) + (5.98)(150,000)/1000
      = 1,234.50
Therefore the surrender value at the end of year 5 for this example is 3141.33 - 1234.50 = $1,906.58

DEATH BENEFIT:

The Death Benefit at the end of the fifth year is the quantity DB  , as defined
                                                                 12
within the Contract Value formulas above.

DB   = $150,000 in this hypothetical example.
  12